                                                                    EXHIBIT 5.1


                                June 7, 1999


SuperGen, Inc.
Two Annabel Lane, Suite 220
San Ramon, CA  94583

Ladies and Gentlemen:

     We have acted as counsel for SuperGen, Inc. (the "Company") which we understand has filed with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") that relates to the issuance of $2,080,000 of common stock of the Company (that is, 200,000 shares of common stock) (the "Shares"). We further understand that the Shares will be issued and sold pursuant to resolutions of the Board of Directors of the Company passed on June 3, 1999 (the "Resolutions").

     We have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all such documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

     Based and relying upon and subject to the foregoing, we are of the opinion that upon receipt of payment in full therefor in accordance with the Resolutions, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati